EXHIBIT 3.3




                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                       ELECTRIC AQUAGENICS UNLIMITED, INC.


     Electric Aquagenics Unlimited, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That, at a meeting of the Board of Directors of Electric Aquagenics Unlimited, Inc., resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation for said corporation, declaring said amendment to be advisable and instructing the officers of the company to present said amendment to the stockholders of said corporation for their consideration at the next Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof entitled "ARTICLE I - NAME" so that, as amended, said Article shall be and read in its entirety as follows:

                                "ARTICLE I - NAME

             The name of this Corporation is EAU Technologies, Inc."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17 day of January, 2007.



                                      By: /s/ Wade Bradley
                                          --------------------------------------
                                               Authorized Officer
                                      Title:   Chief Executive Officer
                                      Name:    Wade Bradley